Hunton & Williams
                              951 East Byrd Street
                            Richmond, Virginia 23219


                                 March 27, 1997



Storage USA, Inc.
10440 Little Patuxent Parkway
Suite 1100
Columbia, Maryland  21044


                                Storage USA, Inc.
                                Qualification as
                          Real Estate Investment Trust


Ladies and Gentlemen:

                  We have acted as counsel to Storage USA, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on February 26, 1997 with respect to the offering and sale (the "Offering") of 851,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), to Security Capital Holdings S.A., a Luxembourg corporation and wholly-owned subsidiary of Security Capital U.S. Realty, a Luxembourg corporation. The Company will contribute the net proceeds of the Offering, through its wholly-owned subsidiary, Storage USA Trust (the "Trust"), to SUSA Partnership L.P., a Tennessee limited partnership (the "Operating Partnership"), in exchange for an additional limited partnership interest in the Operating Partnership. The Operating Partnership currently owns, directly or indirectly, 242 self-storage facilities. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

                  The Operating Partnership owns interests in certain self-storage facilities through the following subsidiary partnerships (the "Subsidiary Partnerships"): (i) Storage-USA of Palm Beach County Limited Partnership, a Maryland limited partnership, (ii) SUSA/38th Avenue, Capitola, L.P., a California limited partnership,

Storage USA, Inc.
March 27, 1997
Page 2


(iii) Clarendon Storage Associates Limited Partnership, a Virginia limited partnership, (iv) Buzzman Partners I, Limited Partnership, a Pennsylvania limited partnership, (v) Buzzman Partners II, Limited Partnership, a Pennsylvania limited partnership, (vi) Tamiami Mini-Storage Partners, Ltd., a Florida limited partnership, (vii) 441 Mini-Storage Partners, Ltd., a Florida limited partnership, (viii) Sunset Mini-Storage Partners, Ltd., a Florida limited partnership, (ix) Southeast Mini-Storage Limited Partners, a Florida limited partnership, (x) Dade County Mini-Storage Associates, Ltd., a Florida limited partnership, (xi) Preston Self Storage, Ltd., a Texas limited partnership, (xii) SUSA Hackensack, LP, a Tennessee limited partnership, (xiii) SUSA Harrison, LP, a Tennessee limited partnership, (xiv) SUSA Secaucus, LP, a Tennessee limited partnership, (xv) SUSA Orange, LP, a Tennessee limited partnership, (xvi) Cole/Morgan, Ltd., a Texas limited partnership, (xvii) SUSA Nashville, L.P., a Tennessee limited partnership, and (xviii) SUSA Mesa, L.P., a Tennessee limited partnership.

                  The  Operating  Partnership  also  owns  94% of the  nonvoting stock, and 5% of the voting stock, of SUSA Management, Inc., a Tennessee corporation ("Management"). The remaining stock of Management is owned by Dean Jernigan. Management conducts all of the Company's third-party management business and its sales of locks and storage supplies. In addition, the Operating Partnership owns 100% of the nonvoting stock of each of Storage USA Franchise Corp., a Tennessee corporation ("Franchise"), and Storage USA Construction, Inc., a Tennessee corporation ("Construction"), representing 97.5% of the equity interests in each such corporation. The voting stock of Franchise and
Construction, representing 2.5% of the equity interests in each such corporation, is owned by Dean Jernigan.

                  In giving the opinions set forth below, we have examined the following:

                  1.       the Company's Charter, as amended and restated;

                  2.       the Company's Bylaws;

Storage USA, Inc.
March 27, 1997
Page 3


                  3. the prospectus (the "Prospectus") and the related prospectus supplement (the "Prospectus Supplement") contained as part of the Registration Statement;

                  4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of September 21, 1994, among the Company, as general partner, and several limited partners, as amended on March 19, 1996, June 14, 1996, and August 14, 1996 (the "Operating Partnership Agreement");

                  5. the Agreement of Limited Partnership of Storage-USA of Palm Beach County Limited Partnership, dated May 2, 1991, as amended by the Third Amendment to the Agreement of Limited Partnership, dated June 30, 1996, among the Company, the Operating Partnership, Franchise, and other limited partners;

                  6.       the Limited Partnership Agreement of
SUSA/38th Avenue, Capitola, L.P., dated June 1, 1995, among the Operating Partnership, as general partner, and several limited partners;

                  7. the Limited Partnership Agreement of Clarendon Storage Associates Limited Partnership, dated as of November 11, 1994, among Highclar, L.L.C., a Virginia limited liability company, as general partner, the Operating Partnership as general partner, Highland Limited Partnership, a Virginia limited partnership, as limited partner, and the Operating Partnership as limited partner;

                  8. the Second Amended Limited Partnership Agreement of Buzzman Partners I, Limited Partnership, dated May 22, 1996, between among CRM Realty II Joint Venture, a New York joint venture ("CRM"), the Operating Partnership, as general and limited partner, and Management, as limited partner;

                  9. the Second Amended Limited Partnership Agreement of Buzzman Partners II, Limited Partnership, dated May 22, 1996, among CRM, the Operating Partnership, as general and limited partner, and Management, as limited partner;

                  10. the Amended and Restated Agreement of Limited Partnership of Tamiami Mini-Storage Partners, L.P., dated as of May 19, 1995, between the Operating Partnership, as general partner, and the Company, as limited partner;

Storage USA, Inc.
March 27, 1997
Page 4



                  11. the Amended and Restated Agreement of Limited Partnership of 441 Mini-Storage Partners, Ltd., dated as of
May 19, 1995, between the Operating Partnership, as general partner, and the Company, as limited partner;

                  12. the Amended and Restated Agreement of Limited Partnership of Sunset Mini-Storage Partners, Ltd., dated as of May 19, 1995, between the Operating Partnership, as general partner, and the Company, as limited partner;

                  13. the Amended and Restated Agreement of Limited Partnership of Southeast Mini-Storage Limited Partners, dated September 7, 1995, between the Operating Partnership, as general partner, and Management, as limited partner;

                  14. the Amended and Restated Agreement of Limited Partnership of Dade County Mini-Storage Associates, Ltd., dated September 7, 1995, between the Operating Partnership, as general partner, and Management, as limited partner;

                  15. the Agreement of Limited Partnership of Preston Self Storage, Ltd., dated November 30, 1993, as amended by the First Amendment to the Agreement of Limited Partnership, dated November 9, 1995, between Peachtree Development II, Inc., a Texas corporation, as general partner, and the Operating Partnership, as limited partner;

                  16. the Limited Partnership Agreement of SUSA Hackensack LP, dated November 27, 1996, between SUSA New Jersey, Inc., a wholly-owned subsidiary of Franchise, as general partner ("New Jersey, Inc."), and the Operating Partnership, as limited partner;

                  17. the Limited Partnership Agreement of SUSA Harrison LP, dated November 27, 1996, between New Jersey, Inc., as general partner, and the Operating Partnership, as limited partner;

                  18. the Limited Partnership Agreement of SUSA Secaucus LP, dated November 27, 1996, between New Jersey, Inc., as general partner, and the Operating Partnership, as limited partner;

Storage USA, Inc.
March 27, 1997
Page 5



                  19. the Limited Partnership Agreement of SUSA Orange LP, dated November 27, 1996, between New Jersey, Inc., as general partner, and the Operating Partnership, as limited partner;

                  20. the Agreement of Limited Partnership of Cole/Morgan, Ltd., dated as of September 13, 1994, as amended by the First Amendment to Agreement of Limited Partnership, dated as of December 31, 1996, among Jesse B. Morgan, Cole Partners, Ltd., and the Operating Partnership;

                  21. the Limited Partnership Agreement of SUSA Nashville LP, dated October 4, 1996, between SUSA Tennessee, Inc., a wholly-owned subsidiary of Franchise, as general partner, and the Operating Partnership, as limited partner;

                  22. the Limited Partnership Agreement of SUSA Mesa LP, dated October 17, 1996, between SUSA Arizona, Inc., a wholly-owned subsidiary of Franchise, as general partner, and the Operating Partnership, as limited partner; and

                  23. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

                  1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

                  2. Each partner (a "Partner") of the Operating Partnership and the Subsidiary Partnerships (each, a "Partnership") other than the Company and the Trust that is a corporation or other entity has a valid legal existence.

                  3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the partnership agreements of the Subsidiary Partnerships (each, a "Partnership Agreement"), and the transactions contemplated thereby.

Storage USA, Inc.
March 27, 1997
Page 6


                  4. Each Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

                  5. Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

                  6. During its taxable year ended December 31, 1997 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.

                  7. The Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership, the Subsidiary Partnerships, Management, Franchise, or Construction after the date of this opinion that would affect its qualification as a real estate investment trust ("REIT") for any taxable year.

                  8. No action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, Management, Franchise, or Construction after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. However, where representations in the Officer's Certificate involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), and other relevant

Storage USA, Inc.
March 27, 1997
Page 7


authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the assumptions, if any, and representations in the Prospectus and the Prospectus Supplement under the captions "Federal Income Tax Considerations" and "Certain Federal Income Tax Considerations" (which are incorporated herein by reference), we are of the opinion that:

                  (a) the Company qualified as a REIT for its taxable years ended December 31, 1994 through December 31, 1996, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 1997 and future taxable years;

                  (b) the statements set forth in the Prospectus and the Prospectus Supplement under the captions "Federal Income Tax Considerations" and "Certain Federal Income Tax Considerations," insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, fair, and complete in all material respects; and

                  (c) each Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a publicly traded partnership.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1997 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative

Storage USA, Inc.
March 27, 1997
Page 8


interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                       Very truly yours,

                                       /s/ Hunton & Williams